News Release



                    Contact:  Jane M. Green, Ph.D.
                              Vice President, Corporate Communications
                              Exelixis, Inc.
                              (650) 837-7579
                              jmgreen@exelixis.com
                              --------------------


                        EXELIXIS ANNOUNCES THIRD QUARTER
                             2003 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. - November 5, 2003 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the quarter ended September 30, 2003.

For the quarter ended September 30, 2003, the company reported a net loss of approximately $25.0 million, or $0.35 per share, under generally accepted accounting principles (GAAP), compared to a net loss of $22.9 million, or $0.41 per share, under GAAP for the quarter ended September 30, 2002. Excluding restructuring expense and non-cash charges for stock compensation and amortization of intangibles, the company reported a non-GAAP net loss of approximately $24.1 million, or $0.34 per share for the quarter ended September 30, 2003. For the quarter ended September 30, 2002, the comparable non-GAAP net loss was approximately $22.1 million, or $0.39 per share. A reconciliation of GAAP net loss to non-GAAP net loss is set forth at the end of this press release.

At September 30, 2003, cash, cash equivalents, short-term investments and restricted cash totaled approximately $218.6 million compared to $222.0 million at December 31, 2002. The cash balance as of September 30, 2003 included $74.6 million of net proceeds from the Company's follow-on public offering of common stock, including the underwriters' partial exercise of the over-allotment option, completed in July 2003.

For the quarter ended September 30, 2003, total revenues were approximately $12.4 million, compared to $10.4 million for the same period of 2002. The increase in the third quarter of 2003 compared to the third quarter of 2002 was driven primarily by revenue from our October 2002 corporate collaboration with SmithKlineBeecham Corporation (GlaxoSmithKline) partially offset by the May 2003 conclusion of our collaboration with Protein Design Labs.

Research and development expenses for the quarter ended September 30, 2003 were $32.3 million, including stock compensation expense of $0.1 million, compared to $28.8 million, including stock compensation expense of $0.4 million, for the equivalent period of 2002. The increase in the 2003 third quarter from the 2002 third quarter levels was driven primarily by an increase in personnel costs, lab supplies and activities related to advancing our clinical and preclinical development programs partially offset by a decrease in outsourcing costs associated with the expansion of our proprietary compound library.

General and administrative expenses for the quarter ended September 30, 2003 were $4.5 million, including stock compensation expense of $0.1 million, compared to $4.4 million, including stock compensation of $0.3 million, for the comparable period in 2002.

"We made solid progress in the third quarter by advancing our preclinical and clinical programs and fulfilling partner obligations while at the same time exceeding our financial management goal for the quarter," said George A. Scangos, Ph.D., president and chief executive officer.

Continued Dr. Scangos: "Our pipeline is advancing extremely well. Plans are underway to initiate the Phase 3 registration trial of XL119 as a potential treatment for bile duct tumors in the first half of 2004. We have reached agreement with the U.S. Food and Drug Administration (FDA) on the Phase 3 program via the FDA's Special Protocol Assessment process. The trial will be a randomized, well-controlled comparative study of XL119 in several hundred patients as a single-agent therapy with a survival-based endpoint. We continue to explore development and commercialization partnering opportunities for this compound. The Phase I safety trial of XL784 is continuing. We have completed clinical dosing and the compound continues to look safe. We are assessing the compound's pharmacokinetic and pharmacodynamic profiles and are also continuing to explore its therapeutic utility outside of cancer, in cardiac and renal disease. Our clinical candidates, XL647 and XL999, have each demonstrated potent antitumor activity in preclinical models and are progressing through toxicology toward IND status. Behind these two compounds are several additional exciting programs advancing rapidly into preclinical status."

Concluded Dr. Scangos: "We believe that our gene-to-drug engine is operating in high gear, and that we are well on our way to meeting our goal of filing multiple INDs each year. We have an interesting and potentially promising cancer pipeline, which only becomes more so with time. We remain committed to fulfilling our partner obligations and seeking to establish additional corporate partnerships before year-end. We are also committed to managing our costs to provide adequate resources to expand and exploit the potential of our development pipeline. Our ability to accomplish our goals this quarter while still decreasing expenses reflects this commitment."

In the third quarter of 2003, we implemented a worldwide restructuring of our research and development organization designed to reallocate resources and enhance the efficiency of our operations. The restructuring plan provides for a net reduction in force of approximately 5% of our personnel, which is comprised of an 11% reduction impacting research personnel in South San Francisco and our Exelixis Deutschland subsidiary in Tubingen, Germany, offset in part by a planned expansion of the discovery and development groups to increase the number of lead optimization teams and expand preclinical and clinical development activities. We expect that the reduction in force will conclude in the first quarter of 2004, while the expansion will be accomplished by year-end 2004. In connection with the restructuring plan, we recorded a charge of approximately $606,000 during the third quarter of 2003 consisting primarily of severance, retention bonuses and legal and outplacement services fees. Through the first quarter of 2004, the Company expects to record additional expenses related to this restructuring plan of approximately $1.5 million.

Outlook
-------

With respect to financial expectations for the fourth quarter of 2003 compared to the third quarter, we expect our revenues to increase in the range of 5%-10%, largely due to delivery of compound libraries to customers and fulfillment of partner obligations resulting in milestone payments. We expect our operating expenses, excluding non-cash and restructuring charges, to increase by 5% or less as we continue to actively manage expenses while focusing our efforts on advancing preclinical and clinical programs.

With respect to guidance for the full year 2003 as compared to 2002, we anticipate that our expenses, excluding non-cash and restructuring charges, will increase by 13%-15%, which is a significantly lower rate than our original guidance, due to rigorous cost control measures that we have implemented throughout the company. Our revenue guidance of 15%-20% increase remains reasonable. We are revising our cash burn guidance upward by a modest amount due to the unpredictable timing of signing potential new collaborations before year-end. We believe that our 2003 cash burn will be between $88 and $93 million, pending completion of certain anticipated collaborations in the fourth quarter. Cash burn is the sum of the net cash used in operating activities; plus purchases of property and equipment, net of proceeds from sale-leaseback of equipment and bank obligations, plus principal payments on capital lease obligations, notes payable and bank obligations as derived from our consolidated statements of cash flows prepared in accordance with generally accepted accounting principles. Our cash and investments balance at the end of 2003 is expected to exceed $205 million, not including proceeds of any loans under our facility with GlaxoSmithKline.

Exelixis, Inc. (Nasdaq: EXEL) is a leading genomics-based drug discovery company dedicated to the discovery and development of novel therapeutics. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline. Exelixis' development pipeline includes: XL119, which is anticipated to enter a Phase 3 trial as a potential treatment for bile duct tumors; XL784, an anticancer compound currently in a Phase 1 safety study; XL647 and XL999, anticancer compounds that are potential IND candidates; and multiple compounds in preclinical development. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies, including SmithKlineBeecham Corporation and Bristol-Myers Squibb Company. The company has also established agricultural research collaborations with Bayer CropScience, Dow AgroSciences and Renessen LLC. Other partners include Merck & Co., Inc., Schering-Plough Research Institute, Inc., Cytokinetics, Inc., Elan Pharmaceuticals, Inc. and Scios Inc. For more information, please visit the company's web site at www.exelixis.com.
                      ----------------

Exelixis' management will discuss the company's third quarter 2003 financial results and outlook during a conference call beginning at 5:00 p.m. U.S. EDT today, Wednesday, November 5, 2003. To participate in the conference call, log onto www.exelixis.com and click on the webcast link under the heading "Investor
     ----------------
Info" to access the live call. A copy of Exelixis' press releases, including this release, can be found on the company's website at www.exelixis.com under the heading "Press Room."

This press release contains forward-looking statements, including without limitation statements related to our Phase 3 registration trial of XL119 and potential collaborations related to XL119, the prospects for XL784, potential INDs for XL647 and XL999, potential additional INDs and the matters discussed in the "Outlook" section. Words such as "goal","believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis' current expectations. Forward-looking statements involve risks and uncertainties. Exelixis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of many factors, including Exelixis' ability to enter into new collaborations, continue existing collaborations and receive milestones and royalties derived from future products developed from its research efforts under collaborative agreements; the rate of growth, if any, in license and contract revenues; the timing and level of expenses associated with the growth of proprietary programs and the GlaxoSmithKline collaboration; the ability to successfully identify and develop compounds against proprietary targets and advance compounds against those targets into clinical development; the amount and timing of investments in manufacturing and clinical development of its rebeccamycin analogue, XL119; the timing of entry , if ever, of XL 119 into a registration clinical program; the therapeutic and commercial potential for, XL784; and the timing of entry, if ever, of additional compounds into clinical development. These and other risk factors are discussed under "Risk Factors" and elsewhere in Exelixis' Annual Report on Form 10-K for the year ended December 31, 2002, Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and other SEC reports. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.
                                       ##

                                                       EXELIXIS, INC.
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                        (in thousands, except per share amounts)
                                                        (unaudited)

                                                       Three Months Ended September 30,     Nine Months Ended September 30,
                                                      ---------------------------------   ----------------------------------
                                                            2003              2002              2003              2002
                                                      ----------------  ----------------  ----------------  ----------------
Revenues:
  Contract and government grants                      $         9,310   $         8,449   $        28,389   $        25,268
  License                                                       3,129             1,981             9,385             6,601
                                                      ----------------  ----------------  ----------------  ----------------
    Total revenues                                             12,439            10,430            37,774            31,869
                                                      ----------------  ----------------  ----------------  ----------------

Operating expenses:
  Research and development (1)                                 32,298            28,845            95,054            84,290
  Selling, general and administrative (2)                       4,495             4,395            14,364            13,962
  Restructuring charge                                            606                 -               606                 -
  Amortization of intangibles                                     166               166               499               499
                                                      ----------------  ----------------  ----------------  ----------------
    Total operating expenses                                   37,565            33,406           110,523            98,751
                                                      ----------------  ----------------  ----------------  ----------------

Loss from operations                                          (25,126)          (22,976)          (72,749)          (66,882)

Other income (expense):
  Interest income                                               1,096               710             3,364             4,729
  Interest expense                                               (907)             (724)           (2,739)           (2,090)
  Other income (expense), net                                    (133)               47               741               227
                                                      ----------------  ----------------  ----------------  ----------------
    Total other income (expense)                                   56                33             1,366             2,866
                                                      ----------------  ----------------  ----------------  ----------------

Loss from continuing operations before income taxes           (25,070)          (22,943)          (71,383)          (64,016)

Provision (benefit) for income taxes                              (75)                -               112                 -
                                                      ----------------  ----------------  ----------------  ----------------

Loss from continuing operations                               (24,995)          (22,943)          (71,495)          (64,016)

Loss from operations of discontinued segment                        -                 -                 -            (1,251)
                                                      ----------------  ----------------  ----------------  ----------------

Net loss                                              $       (24,995)  $       (22,943)  $       (71,495)  $       (65,267)
                                                      ================  ================  ================  ================

Loss per share from continuing operations             $         (0.35)  $         (0.41)  $         (1.13)  $         (1.14)

Loss per share from discontinued operations                         -                 -                 -             (0.02)
                                                      ----------------  ----------------  ----------------  ----------------

Net loss per share, basic and diluted                 $         (0.35)  $         (0.41)  $         (1.13)  $         (1.16)
                                                      ================  ================  ================  ================

Shares used in computing basic and
  diluted loss per share amounts                               70,994            56,483            63,466            56,096
                                                      ================  ================  ================  ================


(1) Includes stock compensation expense of $106 and $364 in the three-month periods ended September 30, 2003 and 2002, respectively, and $464 and $1,349 in the nine-month periods ended September 30, 2003 and 2002, respectively.

(2) Includes stock compensation expense of $61 and $305 in the three-month periods ended September 30, 2003 and 2002, respectively, and $280 and $957 in the nine-month periods ended September 30, 2003 and 2002, respectively.

                                             EXELIXIS, INC.
                        RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)
                                  (in thousands, except per share amounts)
                                               (unaudited)

                                                     Three Months Ended September 30,     Nine Months Ended September 30,
                                                    ----------------------------------  ----------------------------------
                                                          2003              2002              2003              2002
                                                    ----------------  ----------------  ----------------  ----------------
GAAP net loss                                       $       (24,995)  $       (22,943)  $       (71,495)  $       (65,267)
  Add:
  Loss from operations of discontinued segment                    -                 -                 -             1,251
  Non-cash charges for amortization of intangibles              166               166               499               499
  Non-cash charges for stock compensation expense               167               669               744             2,306
  Restructuring charge                                          606                 -               606                 -
  Gain from insurance settlement
    included in other income                                      -                 -              (773)                -
                                                    ----------------  ----------------  ----------------  ----------------

Non-GAAP net loss                                   $       (24,056)  $       (22,108)  $       (70,419)  $       (61,211)
                                                    ================  ================  ================  ================

Non-GAAP net loss per share, basic and diluted      $         (0.34)  $         (0.39)  $         (1.11)  $         (1.09)
                                                    ================  ================  ================  ================

Shares used in computing basic and diluted
  Non-GAAP net loss per share                                70,994            56,483            63,466            56,096
                                                    ================  ================  ================  ================




     (1) These non-GAAP amounts are intended to illustrate the company's results from operations excluding discontinued operations, gain from insurance settlement, restructuring charges and certain non-cash charges, including
     (a) stock-based compensation expense and (b) amortization of purchased intangibles related to business combinations. Management of the company believes the non-GAAP results are a useful measure of the company's results from continuing operations, excluding restructuring expenses, gain from insurance settlement and non-cash charges, which, in management's view, are not necessarily reflective of or directly attributable to operations. These non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.


                                 EXELIXIS, INC.
                        CONSOLIDATED BALANCE SHEET DATA
                                 (in thousands)

                                                        September 30,        December 31,
                                                            2003               2002 (2)
                                                       ---------------    ---------------
                                                        (unaudited)
Cash, cash equivalents, short-term investments
and restricted cash of $18.9M and $5.8M, respectively  $      218,565     $     221,987

Working capital                                               162,874           173,153

Total assets                                                  336,824           339,113

Stockholders' equity                                          183,541           175,920

(2) Derived from the audited consolidated financial statements


                                      # # #